PRELIMINARY COPY

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83814

COMMON STOCK PROXY

This proxy is solicited by the Board of Directors for the special meeting of shareholders to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho on September, [     ] 2004 at [                   ] a.m. local time.

The undersigned hereby constitutes and appoints each of Dennis E. Wheeler and James A. Sabala, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Coeur d’Alene Mines Corporation common stock the undersigned is entitled to vote at the special meeting of Coeur shareholders to be held on September [     ], 2004, or at any adjournment or postponement thereof, with all powers the undersigned would have if personally present. The undersigned’s shares will be voted as directed and, with respect to other matters of business properly before the meeting, in accordance with the recommendation of Coeur’s Board of Directors or, in the absence of such recommendation, in the discretion of the Proxies named above or their properly designated substitutes. If no direction is provided, this Proxy will be voted FOR Proposals 1, 2 and 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

The Shares will be voted as directed, and with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1, 2 and 3.
The Board of Directors unanimously recommends voting FOR the following proposals:

☐ Please mark here for address change or comments See reverse side

1.	Approval of Agreement and Plan of Merger and Coeur Holding Company Reorganization	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Issuance of New Coeur stock in connection with the proposed acquisition of Wheaton River Minerals Ltd.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to adjourn or postpone meeting to solicit additional votes for Proposals 1 or 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Y		N
I plan to attend the meeting:	E	☐	O	☐
S

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Signature(s)	Name(s)	Dated:	,	2004

			,	2004

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate the title. If shares are held jointly, each holder should sign.